Exhibit 99

           NIC to Postpone its First Quarter 2005 Earnings
              Announcement and Investor Conference Call

    OLATHE, Kan.--(BUSINESS WIRE)--April 28, 2005--NIC Inc. (Nasdaq:EGOV) today announced that it will postpone its first quarter 2005 earnings announcement and conference call in order to allow additional time for the Company to address a change in management approach in its California Secretary of State software and services engagement.
    "Following an internal assessment of our California Secretary of State contract earlier this week, we are making changes to the management structure of this project," said Jeff Fraser, NIC's Chief Executive Officer. "We are currently reviewing the financial impact of these changes and will proceed with our first quarter earnings announcement once a final decision has been reached."
    Components of the portal financial statements are not subject to change and indicate healthy growth in the first quarter. Portal revenues for the first quarter were a record $13.7 million, a 12 percent increase over the prior year quarter. On a same state basis, portal revenues grew 16 percent in the first quarter. NIC's online income tax filings, criminal background checks, and hunting and fishing licenses performed well in the first quarter, helping same state revenues from non-driver record exchange (non-DMV) services to rise 39 percent. During the same period, same state DMV revenues grew 10 percent over first quarter 2004.

    About NIC

    NIC manages more eGovernment services than any provider in the world. The company is helping governments communicate more effectively with citizens and businesses by putting essential services online. NIC provides eGovernment solutions for 2,000 state and local agencies that serve more than 55 million people in the United States. Additional company information is available at www.nicusa.com.

    The statements in this release regarding continued implementation of NIC's business model and its development of new products and services are forward-looking statements. There are a number of important factors that could cause actual results to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, the success of the Company in signing contracts with new states and government agencies, including continued favorable government legislation; NIC's ability to develop new services; existing states and agencies adopting those new services; acceptance of eGovernment services by businesses and citizens; competition; and general economic conditions and the other important cautionary statements and risk factors described in NIC's 2004 Annual Report on Form 10-K/A filed on March 16, 2005, with the Securities and Exchange Commission.

    CONTACT: NIC Inc.
             Chris Neff, 435-645-8898
             cneff@nicusa.com